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                                                                    EXHIBIT 99.1

CONTACT:          Kenneth C. Budde                         FOR IMMEDIATE RELEASE
                  Stewart Enterprises, Inc.
                  1333 S. Clearview Parkway
                  Jefferson, Louisiana 70121
                  504/729-1400

          STEWART ENTERPRISES REFINANCES SENIOR SECURED CREDIT FACILITY

JEFFERSON, LA, November 22, 2004 . . . Stewart Enterprises, Inc. (Nasdaq NMS:
STEI) announced today that it has refinanced its existing credit facility with a new senior secured credit facility consisting of a five-year $125.0 million Revolving Credit Facility and a seven-year $100.0 million Term Loan B. The Company's total debt outstanding after closing is $413.8 million, which includes $300.0 million in 10.75% senior subordinated notes, $100.0 million in Term Loan B, $10.0 million drawn on the Revolving Credit Facility, and $3.8 million in other debt. The Company has $58.3 million under the Revolving Credit Facility available for future draws after giving consideration to the $10.0 million drawn, $15.6 million of outstanding letters of credit, and the Company's reserve for its $41.1 million Florida bond.

As a result of the refinancing, the leverage-based grid pricing for the interest rate on the Company's Revolving Credit Facility was reduced to LIBOR plus 150.0 basis points at closing, representing a 50 basis-point reduction, and the interest rate on the Company's Term Loan B was reduced to LIBOR plus 175.0 basis points, which is 75 basis points below the prior agreement. The new agreement has substantially the same collateral and guarantees as the prior agreement and is subject to similar but somewhat less restrictive financial and other covenants.

The Term Loan B matures on November 19, 2011 with 94 percent of the principal due in 2011, and the Revolving Credit Facility matures on November 19, 2009, although the facilities will terminate six months prior to the maturity date of the Company's 10.75% senior subordinated notes due July 1, 2008 unless at least 75 percent of the principal amount of those notes are refinanced prior to that time.

During the first quarter of fiscal year 2005, the Company expects to incur a charge for early extinguishment of debt of $3.5 million ($2.2 million after tax or $.02 per share) to write-off the remaining unamortized book value of fees on the prior agreement. The fees incurred for the new agreement are approximately $1.5 million and will be amortized over the life of the new debt.

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Additional information regarding the refinancing is contained in the Company's
Form 8-K dated November 22, 2004, which will be filed with the Securities and Exchange Commission (SEC).

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 241 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

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